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CNB Financial Corp.

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Memo To:	All Employees
From:	Charles Valade, President
Date:	May 7, 2009

I would like to share with you some additional information with respect to the important decision recently made by the Board of Directors of CNB Financial Corp. to merge with and into Berkshire Hills Bancorp, Inc. of Pittsfield, Massachusetts. The first steps in the process will be that of receiving regulatory approval, approximately 4 months, and preparing for the integration of our two companies. Commonwealth National Bank and Berkshire Bank both proudly serve their local communities and customers and will continue to do so in the time leading up to the completion of the merger and thereafter under our new partnership.

Why are we doing this? We have evaluated our strategic options and have concluded that this is the right decision and that Berkshire is the partner of choice. We feel Berkshire is very similar to us in how they treat their employees, customers and communities. Berkshire offers an engaging and exciting environment and shares the same community values and banking philosophy and commitment to excellent service. As a result of this merger our customers will be in a better position to keep pace with changing market demands by expanding services and increasing the range of financial options available to our customers.

We feel the communities that Berkshire Bank does business in are very similar to the communities we serve. These factors were essential in our decision to move forward. Berkshire presently operates in four regions, including Berkshire County and the Pioneer Valley in Massachusetts, as well as the Capital Region in New York and Southern Vermont. Berkshire takes pride in its local presence and the addition of the Worcester market is a natural fit.

I am sure there will be many questions. Please know that we will answer your questions honestly and as quickly as we have answers. Our customers will also have questions and it is important to reassure them that it will be business as usual.

I will be in continual communication with senior management at Berkshire, some of whom many of you will have an opportunity to meet in the coming weeks, and will communicate important details with you as they become available. I am very optimistic about the potential created by the combining our holding company and our bank with Berkshire and look forward to working with you on the challenges which lie ahead.

COMMONWEALTH NATIONAL BANK

Q & A Guide for Employees

What does this announcement mean?

The announcement means that Commonwealth National Bank will be merged into Berkshire Bank, one of Massachusetts oldest and largest independent banks, and the largest banking institution in Western Massachusetts. Berkshire is headquartered in Pittsfield, Massachusetts. Through its affiliates, Berkshire Insurance Group, Berkshire Bank Investment Services, Inc. and the Asset Management/Trust Group, it provides access to a full range of insurance, investment and asset management/trust services.

Why now?

This will allow us to provide expanded services to our customers and increase the range of financial options available to them. Future growth requires a level of investment that would be challenging to sustain on our own.

Why Berkshire?

Berkshire holds the same values as Commonwealth. We share the same community banking philosophy and a strong commitment to excellent customer service. They know customers like to bank where it is familiar, where they know the people and where decisions are made locally. Berkshire is an alternative to larger banks and is able to provide more resources while still offering intimate customer service. We can feel good about this partnership with Berkshire.

When will it take place?

There are many activities that must occur prior to the final combination of the two banks, including numerous approvals from regulators and our shareholders. There will also be many other operational issues to address over the coming months. Given those necessary steps, we expect the transaction to be finalized some time during the third quarter of 2009.

What happens in the meantime?

We will continue to operate in the best possible manner for our employees, customers and shareholders to ensure business as usual. We must remain focused on delivering the excellent service that our customers have come to expect from us.

Members of the Commonwealth management team will also begin working with our counterparts at Berkshire to prepare for the integration of systems and operations.

What does this mean to customers?

For our customers, banking at Commonwealth will remain the same. Although our name will change, like Commonwealth, Berkshire Bank is very focused on customers. We share a commitment to providing what’s important to customers – including our excellent service. And in the future, our customers will be able to take advantage of additional services.

In all likelihood, customers will have questions about this announcement. Our first priority is to assure them that we will continue business as usual and they will continue to enjoy the same friendly and exceptional customer service they have come to expect at Commonwealth.

Will any branches close?

It is Berkshire’s intent that all offices of the combined bank will remain open.

What does this mean to me?

We are partnering with a great organization that provides exciting opportunities to its employees. As we continue to grow, there will be new career opportunities for many employees.

Initially, there will be no impact to most employees. It is likely that as we move forward, some functions will be consolidated or changed, but it is too early to know what the specific impact will be. However, a generous severance benefit and career transition program will be provided to anyone affected by position elimination.

The most important thing you can do in the meantime is to continue to focus on doing the best job you can.

How will my benefits change?

Employees who continue with Berkshire Bank will receive the same health and welfare benefits as Berkshire employees, which will result in several enhancements.

What should I do if I have other concerns?

It is natural to feel uncertain in times of change, especially when there are many unanswered questions. To help employees, we will be conducting informal meetings to discuss the changes as they occur. You should also feel comfortable in talking with your supervisor about your concerns.

In the meantime, there are things you can and should do:

Please think positively! This can be an excellent opportunity for the Bank and its employees. While there are many uncertainties, there will also be new opportunities.

Continue to do your best and learn all you can! It’s the best thing you can do for yourself and your future.

Focus on the facts! We will do our best to get timely and accurate information out to everyone as quickly as possible. If you hear something that you would like clarified, please discuss it with your supervisor or someone else who either has the answer or can get one.

Continue to provide excellent customer service! During this change, customers will still expect – and deserve – the same level of service we’ve always provided. They rely on our professional, efficient service.

Where can I find more information?

The proposed transaction will be submitted to CNB Financial Corp.’s stockholders for their consideration. Berkshire Hills Bancorp, Inc. will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus and other relevant documents concerning Berkshire, CNB, the proposed transaction, the persons soliciting proxies in the merger and their interests in the merger and related matters. Stockholders of CNB are urged to read the registration statement, including the proxy statement/prospectus, when it becomes available and any other relevant documents filed with the SEC because they contain important information. You will be able to obtain a free copy of all documents filed with the SEC by Berkshire on the SEC’s web site (http://www.sec.gov). In addition, documents filed with the SEC by Berkshire will be available, without charge, by directing a request to Ann Racine, Investor Relations, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, MA 01201 (413) 236-3239.

CNB Financial Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information about the directors and executive officers of CNB and their ownership of CNB common stock is set forth in the proxy statement, dated April 20, 2009 for CNB’s May 21, 2009 annual meeting of stockholders, which is available on CNB’s website at www.commonwealthworcester.com and on the SEC’s website.